UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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Penske Automotive Group, Inc.

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Dear Fellow Stockholder:
You are invited to attend the annual meeting of stockholders of Penske Automotive Group, Inc. to be held at 8:00 a.m., Eastern Daylight Time on May 5, 2010, at our corporate headquarters, 2555 Telegraph Rd., Bloomfield Hills, Michigan.
At this year’s annual meeting, the agenda includes the annual election of directors, approval of our existing management incentive plan and ratification of the selection of our independent auditing firm. The Board of Directors recommends that you vote FOR the director nominees, FOR approval of the management incentive plan and FOR the ratification of our independent auditors. Please refer to the detailed information on each of these proposals and the annual meeting in the accompanying materials.
The annual meeting provides an excellent opportunity for stockholders to become better acquainted with Penske Automotive Group and its directors and officers, and I hope that you will attend. Whether or not you plan to attend, we ask that you cast your vote as soon as possible. This will assure your shares are represented at the meeting. Thank you for your continued support of Penske Automotive Group.

Sincerely,

/s/ Roger S. Penske

Roger S. Penske
Chairman of the Board and Chief Executive Officer
Bloomfield Hills, Michigan
March 16, 2010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
and
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
May 5, 2010
We will hold our annual meeting of stockholders at 8:00 a.m., Eastern Daylight Time on May 5, 2010, at our corporate headquarters, 2555 Telegraph Rd., Bloomfield Hills, Michigan. The agenda items for approval at the meeting consist of:
(1)	the election of eleven directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified;

(2)	the approval of our existing management incentive plan; and

(3)	the ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2010; and

(4)	the transaction of such other business as may properly come before the meeting.
Stockholders of record as of March 16, 2010 can vote at the annual meeting and any postponements or adjournments of the annual meeting. We will make available for inspection a list of holders of our common stock as of the record date during business hours from April 16, 2010 through May 5, 2010 at our corporate headquarters. This proxy statement and the enclosed proxy card are first being distributed on or about March 18, 2010.
Your vote is very important. Please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. Your prompt voting will help to ensure a quorum. If you choose to attend the annual meeting, you may revoke your proxy and vote personally on all matters brought before the annual meeting.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 5, 2010
The proxy statement and 2009 annual report to stockholders are available at the Investor Relations section of our website at www.penskeautomotive.com/investorrelations.aspx.

By Order of the Board of Directors,

/s/ Shane M. Spradlin

Shane M. Spradlin
Executive Vice President, General Counsel and Secretary
Bloomfield Hills, Michigan
March 16, 2010

PROCEDURAL QUESTIONS ABOUT THE MEETING
Q. What am I voting on?

A.	Proposal 1:	Election of eleven directors to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified.

	Proposal 2:	Approval of the Penske Automotive Group management incentive plan.

	Proposal 3:	Ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2010
Q. Who can vote?

A.
Our stockholders as of the close of business on the record date, March 16, 2010, can vote at the annual meeting. Each share of our common stock gets one vote. Votes may not be cumulated. As of March 16, 2010, there were 92,144,297 shares of our common stock outstanding.

Q. How do I vote before the meeting?

A.	By completing, signing and returning the enclosed proxy card in the enclosed envelope.
Q. May I vote at the meeting?

A.
You may vote at the meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy.

Q. Can I change my mind after I vote?

A.
You may change your vote at any time before the meeting by (1) signing and returning another proxy card with a later date, (2) voting at the meeting if you are a registered stockholder or have obtained a legal proxy from your bank or broker or (3) sending a notice to our Corporate Secretary prior to the meeting stating that you are revoking your proxy.

Q. What if I return my proxy card but do not provide voting instructions?

A.
Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the election of the eleven nominees for director, (2) FOR approval of our management incentive plan, (3) FOR the ratification of our independent auditors and (4) in accordance with the best judgment of the named proxies on any other matters properly brought before the meeting.

Q. Will my shares be voted if I do not provide my proxy instruction form?

A.
If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares. If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions on your instruction form. Brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters such as the ratification of auditors.

Q. May stockholders ask questions at the meeting?

A.
Yes. Our representatives will answer stockholders’ questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups may be allowed to ask only one question and repetitive or follow-up questions may not be permitted.

Q. How many votes must be present to hold the meeting?

A.
Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy card. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 16, 2010 must be present in person or by proxy at the meeting (46,072,149 shares). This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

Q. How many votes are needed to approve the proposals?

A.
Regarding proposal 1, the eleven nominees receiving the highest number of “For” votes will be elected as directors. This number is called a plurality. Shares not voted, whether by marking “Abstain” on the proxy card or otherwise, will have no impact on the election of directors. Regarding proposals 2 and 3, each measure will pass if it receives the affirmative vote of a majority of the shares present and entitled to vote at the meeting.

Q. How do I vote my 401(k) shares?

A.
If you participate in the Penske Automotive Group 401(k) Plan, you may vote the number of shares credited to your account as of 5:00 p.m. Eastern Daylight Time on March 16, 2010 by instructing the plan’s trustee how to vote your shares pursuant to the instruction card being mailed with this proxy statement to plan participants. If you do not provide clear voting instructions, the trustee will not vote the shares in your account.

PROPOSAL 1 — ELECTION OF DIRECTORS
Proposal 1 to be voted on at the annual meeting is the election of the following eleven director nominees, each of whom is recommended by our Nominating and Corporate Governance Committee and Board of Directors. If elected, each of these nominees will serve a one-year term. Pursuant to a stockholders agreement, certain of our stockholders affiliated with Roger S. Penske and Mitsui & Co., Ltd. have agreed to vote together to elect members of our Board of Directors. See “Related Party Transactions” for a description of this stockholders agreement.
Director Nominees. The Nominating and Corporate Governance Committee believes that director candidates should have certain minimum qualifications, including having personal integrity, loyalty to Penske Automotive and concern for its success and welfare, willingness to apply sound and independent business judgment and time available for Penske Automotive matters. Experience in at least one of the following is also desired: high level of leadership experience in business or administration, breadth of knowledge concerning issues affecting Penske Automotive, willingness to contribute special competence to board activities, accomplishments within the director’s respective field, and experience reading and understanding financial statements. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.
The Nominating and Corporate Governance Committee and Board of Directors reviewed the qualities of the Board members as a group, including the diversity of the Board’s career experiences, viewpoints, company affiliations, expertise with respect to the various facets of our business operations, and business experiences. The Board did not employ any particular benchmarks with respect to these qualities, but was mindful of achieving an appropriate balance of these qualities with respect to the Board of Directors as a whole. Moreover, the Board of Directors and Nominating and Corporate Governance Committee considered each nominee’s overall service to Penske Automotive during the previous term, each nominee’s personal integrity and willingness to apply sound and independent business judgment with respect to Penske Automotive matters, as well as the individual experience of each director noted within their biographies below.
Our Board of Directors Recommends a Vote “FOR” Each of the Following Nominees:

John D. Barr — Chairman and CEO, Papa Murphy’s International Inc.
Mr. Barr, 62, has served as a director since December 2002. Mr. Barr has been the Chairman of Papa Murphy’s International Inc., a take-and-bake pizza chain, since September 2009 and its Chief Executive Officer since April 2005. From 1999 until April 2004, Mr. Barr served as President and Chief Executive Officer of Automotive Performance Industries, a vehicle transportation service provider. Prior thereto, Mr. Barr was President and Chief Operating Officer, as well as a member of the Board of Directors, of the Quaker State Corporation from June 1995 to 1999. Prior to joining Quaker State, Mr. Barr spent 25 years with The Valvoline Company, a subsidiary of Ashland, Inc., where he was President and Chief Executive Officer from 1987 to 1995. In the previous five years, Mr. Barr was formerly a director of Clean Harbors, Inc., UST, Inc. and James Hardie Industries.

Individual experience: Extensive oil industry experience from serving ultimately as CEO and director of Quaker State Corporation; breadth of knowledge concerning issues affecting our Company; experience with franchise business model as CEO of Papa Murphy’s International; experience as a public company director.

Michael R. Eisenson — Managing Director and CEO of Charlesbank Capital Partners LLC
Mr. Eisenson, 54, has served as a director since December 1993. He is a Managing Director and CEO of Charlesbank Capital Partners LLC, a private investment firm and the successor to Harvard Private Capital Group, Inc., which he joined in 1986. Mr. Eisenson is also a director of Animal Health International, Inc. and a number of private companies. In the previous five years, Mr. Eisenson was formerly a director of Catlin Group Limited, Playtex Products, Inc., Caliper Life Sciences, Inc., Xenogen Corporation, CCC Information Services Group, Inc. and Universal Technical Institute, Inc.

Individual experience: Breadth of experience as a public company director and audit committee member; familiarity with all of the Company’s key operations from serving as our director since 1993; experience managing Charlesbank and affiliates and their portfolio companies; experience in commercial finance, private equity and leveraged finance; demonstrated success serving as our audit committee chairman.

Hiroshi Ishikawa — Executive Vice President — International Business Development of Penske Automotive Group
Mr. Ishikawa, 47, has served as a director since May 2004 and our Executive Vice President — International Business Development since June 2004. Previously, Mr. Ishikawa served as the President of Mitsui Automotive North America, Inc. from June 2003 to May 2004. From October 2001 to May 2003, Mr. Ishikawa served as Vice President, Secretary & Treasurer for Mitsui Automotive North America, Inc.

Individual experience: Global automotive industry experience; breadth of knowledge concerning international opportunities; affiliation with Mitsui & Co., Ltd. and Mitsui & Co, (USA), Inc., collectively, the Company’s second largest shareholder.

Robert H. Kurnick, Jr. — President of Penske Automotive Group
Mr. Kurnick, Jr., 48, has served as our President since April 2008. From March 2006 to April 2008 he served as our Vice Chairman and has been a director since May 2006. From February 2000 until March 2006, Mr. Kurnick served as our Executive Vice President and General Counsel. He also serves as President and a director of Penske Corporation, which he joined in 1995. Penske Corporation is a privately owned diversified transportation services company that holds, through its subsidiaries, interests in a number of businesses.

Individual experience: Familiarity with all of the Company’s key operations; breadth of knowledge concerning issues affecting our Company, extensive automotive industry experience; experience as President of Penske Corporation.

William J. Lovejoy — Manager of Lovejoy & Associates
Mr. Lovejoy, 69, has served as a director since March 2004. Since September 2003, Mr. Lovejoy has served as Manager of Lovejoy & Associates, an automotive consulting firm. From January 2000 until December 2002, Mr. Lovejoy served as Group Vice President, North American vehicle sales, service and marketing for General Motors Corporation. From 1994 until December 1999, Mr. Lovejoy served as Vice President of General Motors service and parts operation. From 1962 until 1992, Mr. Lovejoy served in various capacities for General Motors Acceptance Corporation (“GMAC”) and ultimately President of GMAC in 1990. Mr. Lovejoy also serves on the Advisory Board of On My Own of Michigan.

Individual experience: Extensive automotive industry experience with General Motors, including its sales and service and parts operations; automotive finance experience culminating with experience as President of GMAC; breadth of knowledge concerning issues affecting our Company.

Kimberly J. McWaters — CEO of Universal Technical Institute, Inc.
Ms. McWaters, 45, has served as a director since December 2004. Since October 2003, Ms. McWaters has served as CEO of Universal Technical Institute, Inc. (“UTI”), a nationwide provider of technical educational training for individuals seeking careers as professional automotive technicians. Since February 2000, Ms. McWaters has served as President of UTI. From 1984 until 2000, Ms. McWaters held several positions at UTI including Vice President of Marketing and Vice President of Sales and Marketing.

Individual experience: Automotive industry experience with Universal Technical Institute; accomplishment within her field culminating with leadership experience as Chief Executive Officer of UTI; expertise relating to service and parts operations and particularly service technicians.

Lucio A. Noto — Retired Vice Chairman of ExxonMobil Corporation
Mr. Noto, 71, has served as a director since March 2001. Mr. Noto retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he had held since the merger of Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and CEO of Mobil Corporation, where he had been employed since 1962. Mr. Noto is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is also a director of Philip Morris International, and was formerly a director of Commercial International Bank of Egypt, International Business Machines Corporation, Stem Cell Innovations, Inc. and Sinsei Bank in the previous five years.

Individual experience: Extensive oil industry experience culminating with appointments as CEO of Mobil Corporation and Vice Chairman of ExxonMobil Corporation; breadth of knowledge concerning issues affecting our Company; experience as an executive and a director of some of the world’s leading global corporations.

Roger S. Penske — Chairman of the Board and CEO of Penske Automotive Group
Mr. Penske, 73, has served as our Chairman and CEO since May 1999. Mr. Penske has also been Chairman of the Board and CEO of Penske Corporation since 1969. Mr. Penske has also been Chairman of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske serves as a member of the Boards of Directors of General Electric Company and Universal Technical Institute, and was formerly a director of Internet Brands, Inc. and Home Depot, Inc in the previous five years. Mr. Penske also is Chairman of the Downtown Detroit Partnership and a director of Business Leaders for Michigan.

Individual experience: Extensive automotive industry experience; relationships with our key automotive partners; familiarity with all of the Company’s key operations; experience as an executive and a director of some of the world’s leading companies; significant ownership position of our stock through Penske Corporation and other affiliates.

Richard J. Peters — Managing Director of Transportation Resource Partners, LP
Mr. Peters, 62, has served as a director since May 1999. Since January 2003, Mr. Peters has been a Managing Director of Transportation Resource Partners (“TRP”). Since 1997, Mr. Peters has also served as President and CEO of R.J. Peters & Company, LLC, a private investment company. Mr. Peters has been a member of the Board of Directors of Penske Corporation since 1990 and serves as a member of the Board of Directors of various TRP portfolio companies. In the previous five years, Mr. Peters was formerly a director of Autocam Corporation.

Individual experience: Extensive transportation industry experience; familiarity with all of the Company’s key operations; experience as an executive and a director of numerous transportation companies; general industry knowledge concerning other transportation companies; experience in commercial finance, private equity and leveraged finance.

Ronald G. Steinhart — Retired Chairman and CEO, Commercial Banking Group, Bank One Corporation
Mr. Steinhart, 69, has served as a director since March 2001. Mr. Steinhart served as Chairman and CEO, Commercial Banking Group, of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and CEO of Bank One, Texas, N.A. Mr. Steinhart joined Bank One in connection with its merger with Team Bank, which he founded in 1988. Mr. Steinhart also serves as a director of Animal Health International, Inc., Susser Holdings Corporation, Texas Industries Inc., and as a Trustee of the MFS/Compass Group of mutual funds. In the previous five years, Mr. Steinhart was formerly a director of NCH Corporation, Penson Worldwide, Inc., Carreker Corporation and Prentiss Properties Trust.

Individual experience: Extensive experience in banking and commercial lending industries; experience with respect to automotive retail finance and insurance operations; experience with several public companies as an audit committee member.

H. Brian Thompson — Executive Chairman of Global Telecom & Technology (GTT)
Mr. Thompson, 70, has served as a director since March 2002. Mr. Thompson is Executive Chairman of Global Telecom & Technology (GTT), a global telecommunications network integrator that provides its clients with a broad portfolio of wide-area network and wireless mobility services from its headquarters in Northern Virginia and offices in London, Dusseldorf, and Denver. Mr. Thompson continues to head his own private equity investment and advisory firm, Universal Telecommunications, Inc. From December 2002 to June 2007, Mr. Thompson was Chairman of Comsat International, one of the largest independent telecommunications operators serving all of Latin America. He also served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 through September of 2000. Mr. Thompson was Chairman and CEO of LCI International from 1991 until its merger with Qwest Communications International Inc. in June 1998. Mr. Thompson became Vice Chairman of the board for Qwest until his resignation in December 1998. Mr. Thompson previously served as Executive Vice President of MCI Communications Corporation from 1981 to 1990, and prior to MCI, was a management consultant with the Washington, DC offices of McKinsey & Company for nine years, where he specialized in the management of telecommunications. He currently serves as a member of the board of directors of Axcelis Technologies, Inc, ICO Global Communications (Holdings) Ltd, and Sonus Networks, Inc., and was formerly a director of Bell Canada International, Inc. in the previous five years. Thompson received his MBA from Harvard’s Graduate School of Business, and holds an undergraduate degree in chemical engineering from the University of Massachusetts.

Individual experience: Extensive experience as an executive and director of numerous public companies; experience in a leadership role directing international corporations; perspective gained from leadership role in ultra-competitive communications industry; demonstrated success serving as our lead independent director.

OUR CORPORATE GOVERNANCE

			Compensation &	Nominating &
			Management	Corporate
CURRENT DIRECTORS	BOD	Audit	Development	Governance	Executive

John D. Barr	X	X
Michael R. Eisenson	X	C			X
Hiroshi Ishikawa	X
Robert H. Kurnick, Jr.	X
William J. Lovejoy	X		X
Kimberly J. McWaters	X			C
Lucio A. Noto	X		X		X
Roger S. Penske	C				C
Richard J. Peters	X				X
Ronald G. Steinhart	X	X
H. Brian Thompson	X		C	X
No. of Meetings 2009	9	7	6	3	0

*	Chairperson of each committee is denoted by a “C.”

Our Board of Directors has four standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The Board of Directors approved a charter for each of the Audit, Compensation and Management Development, and Nominating and Corporate Governance committees, which charters are available on our website, www.penskeautomotive.com under the tab “Corporate Governance” (see “Corporate Governance Documents” below). The principal responsibilities of each committee are described below. Collectively, our directors attended over 97% of our board and committee meetings in 2009, and each director attended at least 84% of their meetings. All of our directors are encouraged to attend the annual meeting and all did attend the annual meeting in 2009.
Audit Committee. The purpose of this committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (1) the integrity of our financial statements, financial reporting process and systems of internal accounting and financial controls; (2) the performance of the internal audit function; (3) the engagement of the Company’s independent auditing firms and the evaluation of their qualifications, independence and performance; (4) the annual independent audit of our financial statements; (5) reviewing our quarterly and annual financial statements prior to their filing with the Securities and Exchange Commission; (6) reviewing with management significant business risks or exposures and assessing the steps management has taken to assess, monitor and mitigate such risks or exposures; and (7) the fulfillment of any other responsibilities set out in the Audit Committee charter. The Board of Directors has confirmed that all members of the Audit Committee are “independent” and “financially literate” under the New York Stock Exchange rules and applicable law, and each is an “audit committee financial expert,” as that term is defined in Securities and Exchange Commission rules.
Compensation and Management Development Committee. The purpose of this committee is to assist the Board of Directors in discharging its responsibility relating to the compensation of our directors, executive officers and such other employees as this committee may determine, succession planning and related matters. Each committee member is independent under the New York Stock Exchange guidelines and our guidelines for director independence.
Nominating and Corporate Governance Committee. The purpose of this committee is to identify individuals qualified to become members of the Board of Directors, to recommend Director nominees for each annual meeting of stockholders and any interim vacancies the Board of Directors determines to fill and to address related matters. This committee also develops and recommends to the Board of Directors corporate governance principles, is responsible for leading the annual review of our corporate governance policies and the Board of Directors’ performance, and oversees our compliance with legal and regulatory requirements. Each committee member is independent under the New York Stock Exchange guidelines and our guidelines for director independence.
Executive Committee. Our Executive Committee’s primary function is to assist our Board of Directors by acting upon matters when the Board of Directors is not in session. The Executive Committee has the full power and authority of the Board of Directors, except to the extent limited by law or our certificate of incorporation or bylaws. This committee has not met in recent years.
Corporate Governance Documents. The Nominating and Corporate Governance Committee also makes recommendations concerning our corporate governance guidelines. Our corporate governance guidelines, and the other documents referenced in this section, are posted on our website at www.penskeautomotive.com, under the tab “Corporate Governance.” We have also adopted a Code of Business Conduct and Ethics, applicable to all of our employees and directors. We intend to disclose waivers, if any, for our executive officers or directors from the code on our website, www.penskeautomotive.com.
Risk Management. We have designed and implemented processes to manage risk in our operations. Our Board of Director’s role in risk management is primarily one of oversight with the day-to-day responsibility for risk management implemented by our management team. Our Board of Directors executes its oversight role directly and also through its various committees. The Audit Committee has principal responsibility for implementing the Board’s risk management oversight role. The Audit Committee reviews management’s assessment of the key risks facing our Company, including the key controls we rely on to mitigate those risks. The Audit Committee also monitors certain key risks at each of its regularly scheduled meetings, such as liquidity risk, risk relating to compliance with credit covenants, and related party transaction risk. Our Nominating and Corporate Governance Committee also assists in risk management by overseeing the Company’s compliance with legal and regulatory requirements and risks relating to the Company’s governance structure. The Compensation and Management Development Committee reviews risks relating to the incentives inherent in our compensation policies as more fully discussed under “Compensation Disclosure & Analysis,” as well as succession planning related risk. Finally, the full Board of Directors reviews strategic and operational risk in the context of reports from corporate management, regional executives and other officers, receives reports on all significant committee activities at each regular meeting and reviews the risks inherent in any significant Company transactions.

Board Structure. Roger S. Penske is the Chairman of our Board of Directors as well as our Chief Executive Officer. We believe the combination of these two offices represents the most appropriate approach for our company due to Mr. Penske’s significant ownership position through Penske Corporation, his extensive automotive industry experience, relationships with our key automotive partners and his experience as an executive and a director of some of the world’s leading companies.
In light of the combination of the chairman of the board and chief executive officer position, one of our governance principles has been to have an independent “Lead Director.” Our Lead Director is responsible for coordinating the activities of the other outside directors, including establishing the agenda for executive sessions of the outside Directors, and presiding at their meetings. These sessions generally occur as part of each Board meeting. We believe it is important to have a Lead Director to provide leadership to the outside directors in the Board’s executive sessions and to facilitate communication between the outside directors as a group and our management team. Our Lead Director is currently H. Brian Thompson. He may be contacted by leaving a message at the following telephone number: 800-469-1634. All messages will be reviewed by our Corporate Secretary’s office and all (other than frivolous messages) will be forwarded to the Lead Director. Any written communications to the independent directors as a group or the entire Board of Directors may be sent care of the Corporate Secretary to our principal executive office. These communications (other than frivolous messages) will also be forwarded to the Lead Director.
Director Independence. A majority of our Board of Directors is independent and each of the members of our audit, compensation and nominating committees is independent. The Board of Directors has determined that Ms. McWaters and Messrs. Barr, Eisenson, Lovejoy, Noto, Steinhart and Thompson are each independent in accordance with the listing requirements of the New York Stock Exchange, and our guidelines for independent directors, which are found in our corporate governance guidelines and are available on our website www.penskeautomotive.com and are set forth below. As required by New York Stock Exchange rules, our Board of Directors made an affirmative determination as to each independent director that no material relationship exists which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.
For a director to be considered independent under our corporate governance guidelines, the Board of Directors must determine that the director does not have any direct or indirect material relationship with us. In addition to applying these guidelines, the Board of Directors considers relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. With respect to our independent directors, the Board considers the transactions, relationships and arrangements described under “Related Party Transactions” in its independence determination. The Board also considers any ownership of our securities by the directors and any of their affiliates, ownership by our management team of any securities of affiliates of directors, as well as any direct or indirect co-investments with Transportation Resource Partners, an affiliate of Penske Corporation.
Under our guidelines, a director will not be independent if:
1.	the director is employed by us, or an immediate family member is one of our executive officers;

2.
the director receives any direct compensation from us, other than director fees and forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.
the director is affiliated with or employed by one of our independent auditing firms, or an immediate family member is affiliated with or employed in a professional capacity by one of our independent auditing firms; or

4.	an executive officer of ours serves on the compensation committee of the board of directors of a company that employs the director or an immediate family member as an executive officer.

A director also will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with us and the sales by that company to us or purchases by that company from us, in any single fiscal year during the evaluation period, are more than the greater of one percent of the annual revenues of that company or $1 million. Furthermore, a director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or an immediate family member is an executive officer, of another company that is indebted to us and the total amount of the other company’s indebtedness to us at the end of the last completed fiscal year is more than one percent of the other company’s total consolidated assets. Finally, a director will not be independent if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and our charitable contributions to the organization are more than the greater of $250,000 or one percent of that organization’s total annual charitable receipts during its last completed fiscal year.
Under the New York Stock Exchange rules, if a company is “controlled,” it need not have a majority of independent directors or solely independent compensation or nominating committees. We are a “controlled company” because more than 50% of the voting power for the election of directors is collectively held by Penske Corporation, Mitsui & Co. and their affiliates. These entities are considered a group due to the provisions of the stockholders agreement between these parties described under “Related Party Transactions.” Even though we are a “controlled company,” we are fully compliant with the New York Stock Exchange rules for non-controlled companies. A majority of our Board of Directors is independent and each of our nominating, audit and compensation committees is comprised solely of independent directors.
When considering new candidates for our Board of Directors, the Nominating and Corporate Governance Committee uses its network of contacts to compile potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee considers whether the nominee would be independent and meets with each candidate individually to discuss and consider his or her qualifications and, if approved, recommends the candidate to the Board. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholder proposals for nominees should be addressed to our Corporate Secretary, Penske Automotive Group, 2555 Telegraph Road, Bloomfield Hills, MI 48302, and must comply with the procedures outlined below. The committee’s evaluation of stockholder-proposed candidates will be the same as for any other candidates.
Stockholders who wish to recommend individuals for consideration by the committee to become nominees for election to the Board may do so by submitting a written recommendation to our Corporate Secretary. Submissions must include sufficient biographical information concerning the recommended individual, including age, employment history with employer names, and a description of the employer’s business, whether such individual can read and understand basic financial statements and a list of board memberships and other affiliations of the nominee. The submission must be accompanied by a written consent of the individual to stand for election and serve if elected by the stockholders, a statement of any relationships between the person recommended and the person submitting the recommendation, a statement of any relationships between the candidate and any automotive retailer, manufacturer or supplier and proof of ownership by the person submitting the recommendation of 500 shares of our common stock for one year. Recommendations received by November 15, 2010, will be considered for nomination at the 2011 annual meeting of stockholders. Recommendations received after November 15, 2010 will be considered for nomination at the 2012 annual meeting of stockholders.
Compensation Committee Interlocks and Insider Participation. An entity (the “Investor”) controlled by one of our directors, Lucio A. Noto, owns a 12% interest in one of our subsidiaries, UAG Connecticut I, LLC (“UAG Connecticut I”), pursuant to an agreement which entitles the Investor to 20% of the operating profits of UAG Connecticut I. This agreement also provides the Investor with the right to appoint one of three directors, as well as “tag-along rights” in the event we intend to sell our interest in UAG Connecticut I. We have a right of first refusal with respect to any potential sale by the Investor of its interest. From time to time, we provide UAG Connecticut I with working capital and other debt financing. In addition, UAG Connecticut I makes periodic pro rata distributions pursuant to which the Investor was paid approximately $502,000 during 2009. The Investor also paid approximately $158,500 to us in 2009 pursuant to its option to purchase up to a 20% interest in UAG Connecticut I.

PROPOSAL 2 — APPROVAL OF THE PENSKE AUTOMOTIVE GROUP, INC. MANAGEMENT
INCENTIVE PLAN
Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), limits the amount of compensation expense that we can deduct for income tax purposes. In general, a public corporation cannot deduct compensation in excess of $1 million paid to any of the named executive officers in the proxy statement other than the Chief Financial Officer. However, compensation that qualifies as “performance-based” is not subject to this deduction limitation.
The Penske Automotive Group Management Incentive Plan (Plan) allows the grant of performance awards that qualify as performance-based compensation under Section 162(m). One of the conditions to qualify as performance-based is that the material terms of the performance goals must be approved by the shareholders at least every five years. Accordingly, to preserve the tax status of certain awards as performance-based, and thereby to allow us to continue to fully deduct the compensation expense related to these awards, we are asking shareholders to re-approve the Plan.
If this proposal is not adopted, the Compensation Committee of our Board of Directors (Committee) intends to continue to grant awards under the Plan, but certain awards to executive officers would no longer be fully tax deductible by us. Our Committee has also approved awards under this plan relating to 2010, which awards are subject to approval of the Plan by the shareholders. The following is a brief summary of the principal features of the Plan. The full text of the Plan is set forth as Annex A to this proxy statement, and you should refer to it for a complete description of the Plan.
Administration of the Plan. The Committee, or such other committee or subcommittee as may be designated by our Board, will administer the Plan. The Committee shall be comprised of two or more “outside directors” within the meaning of Section 162(m). Currently, this plan is available to our senior regional and corporate management executives consisting of approximately 35 people.
Selection of Participants. The Committee, in its sole discretion, shall determine which of our executive officers or other key employees shall participate in the Plan in any particular year. An executive officer or key employee who is a participant for a given plan year is not guaranteed or assured of being selected for participation in any subsequent plan year.
Establishment of Performance Targets. The Committee is responsible for identifying annual performance factors and establishing specific performance targets with respect thereto that must be met in order for compensation to be paid under the Plan. The Committee has the sole discretion to determine whether, or to what extent, the established performance targets are achieved. Performance targets may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or a subsidiary, division, region, product line, department or function. The performance targets may be based upon any or all of the following performance factors or any combination thereof, as more detailed in the Plan:

•	net income	•	earnings per share and other earnings measurements

•	return on equity	•	return on assets and similar measurements

•	customer satisfaction	•	gross profit and operating profit

•	sales	•	cost reduction goals

•	gross margin	•	fixed cost coverage measurements

•	cash flow	•	share price performance metrics

•	unit sales	•	balance sheet measurements

•	same-store sales	•	human resource measurements

•	compliance metrics	•	earnings before interest and taxes and similar factors (EBITDA, EBITDAR)

•	productivity metrics	•	compliance with credit covenants

•	operating margin	•	specified levels of acquired revenue

The performance targets must be established while the performance relative to the established target remains substantially uncertain within the meaning of Section 162(m). Concurrently with the selection of performance factors and the establishment of targets relating thereto, the Committee must establish an objective formula or standard for calculating the maximum amount payable to each participant. Subject to the discretion of the Committee, the performance measurement periods have typically been for a one-year period commencing on January 1.
As provided in the definition of “Performance Objectives” in Section 2 of the Plan, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance targets unsuitable, the Committee may modify such performance targets or the related minimum acceptable level of achievement in whole or in part, as the Committee deems appropriate and equitable, to the extent permitted by Section 162(m).
Awards under the Plan. Awards under the Plan will be payable in cash or stock as determined by the Committee. Under the Plan, the maximum cash value of any award for each fiscal year may not exceed $5 million for any particular participant. Even if the performance objectives are met, the Committee has sole discretion, pursuant to the exercise of its “negative discretion,” to decrease the amount of any award payable or to pay no award at all. In no event may the Committee increase at its discretion the amount of an award payable upon attainment of the performance objectives.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE
PENSKE AUTOMOTIVE GROUP MANAGEMENT INCENTIVE PLAN.
AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls as more fully discussed above under “—Our Corporate Governance.” The Audit Committee acts under a written charter adopted and approved by the Board of Directors. The Audit Committee is comprised of independent directors as set forth in the listing requirements of the New York Stock Exchange, the requirements of our corporate governance guidelines, and the independence requirements of the Securities and Exchange Commission. In addition, our Board of Directors has determined that each of our committee members is an “audit committee financial expert,” as defined by Securities and Exchange Commission rules. In accordance with the Audit Committee charter, the Audit Committee has the sole authority to retain and terminate our independent auditing firms, and is responsible for recommending to the Board of Directors that our financial statements be included in our annual report on Form 10-K.
The Audit Committee took a number of steps in making this recommendation for our 2009 annual report. The Audit Committee discussed with our independent auditing firms those matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”), including information regarding their independence and the scope and results of their audit. These communications and discussions were intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed the independent auditing firms independence and received the letters and written disclosures from the independent auditing firms required by the PCAOB. These discussions and disclosures assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed the annual audited financial statements with our management and the independent auditing firms in advance of the public release of operating results, and before the filing of our annual and quarterly reports with the Securities and Exchange Commission.
Based on the foregoing, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our 2009 annual report on Form 10-K as filed with the SEC on February 24, 2010.

The Audit Committee of the Board of Directors

Michael R. Eisenson (Chairman)
John D. Barr
Ronald G. Steinhart

INDEPENDENT AUDITING FIRMS
We anticipate that Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively referred to as “Deloitte”) will audit our consolidated financial statements for 2010. In 2009, Deloitte did not audit certain of our subsidiaries which own certain of our international operations and Deloitte’s opinions, insofar as they relate to those operations, are based solely on the reports of the independent auditor of those operations, KPMG Audit Plc (“KPMG”). We anticipate that this arrangement will continue in 2010. We refer to Deloitte and KPMG collectively as our independent auditing firms. We paid the independent auditing firms the following fees for the enumerated services in 2008 and 2009, all of which services were approved by our Audit Committee.
Audit Fees. Audit Fees in the table below include the aggregate fees for professional services rendered by the independent auditing firms in connection with the audits of our consolidated financial statements, including the audits of management’s assessment of internal control over financial reporting included in our annual report on Form 10-K, reviews of the consolidated condensed financial statements included in our quarterly reports on Form 10-Q, and other services normally provided in connection with statutory or regulatory engagements.
Audit Related Fees. Audit Related Fees in the table below include the aggregate fees for professional services rendered by the independent auditing firms in connection with our communications with the Securities & Exchange Commission, registration statements, acquisition due diligence, assurance services related to benefit plans, and accounting research and consultation.
Tax Fees. Tax Fees in the table below include aggregate fees for professional services rendered by the independent auditing firms in connection with tax compliance, planning and advice.
All Other Fees. All Other Fees in the table below include aggregate fees for all other services rendered by the independent auditing firms. These fees related primarily to employee benefit plan advisory services.

	Deloitte		KPMG
	2009	2008	2009	2008
Audit Fees	$1,173,200	$1,258,000	$474,400	$555,000
Audit Related Fees	218,000	147,500	84,800	80,000
Tax Fees
Tax Compliance	31,000	29,000	—	—
Other Tax Fees	155,400	237,500	16,000	50,000

	186,400	266,500	16,000	50,000
All Other Fees	—	40,000	75,355	208,500

Total Fees	$1,577,600	$1,712,000	$650,555	$893,500
The Audit Committee has considered the nature of the above-listed services provided by the independent auditing firms and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with the independent auditing firms and management and determined that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants, the auditor independence requirements of the Public Company Accounting Oversight Board, and the securities laws and regulations administered by the Securities and Exchange Commission.
Pre-approval Policy. The Audit Committee has adopted a policy requiring pre-approval of audit and non-audit services provided by the independent auditing firms. The primary purpose of this policy is to ensure that we engage our public accountants with a view toward maintaining independence. The Audit Committee is required to pre-approve all services relating to work performed for us by our independent auditing firms and related fees. The Audit Committee must also approve fees incurred for pre-approved services that are in excess of the approved amount prior to payment. Pre-approval of audit and non-audit services may be given at any time up to a year before commencement of the specified service. Engagement of the independent auditing firms and their fees for the annual audit must be approved by the entire Audit Committee. The Chairman of the Audit Committee may independently approve services if the estimated fee for the service is less than 10% of the total estimated audit fee, or if the excess fees for pre-approved services are less than 20% of the approved fees for that service. Any pre-approval granted pursuant to this delegation of authority is reviewed with the Audit Committee at its next regularly scheduled meeting.

PROPOSAL 3 — Ratification of the Selection of our Independent Auditors
Our Audit Committee has selected Deloitte & Touche LLP as our principal independent auditing firm for 2010. In performing its services for 2010, we anticipate Deloitte & Touche will not audit certain of our subsidiaries which own certain of our international operations and their opinions, insofar as they relate to those operations, will be based solely on the reports of the independent auditor of those operations, KPMG. We have determined to submit the selection of auditors to shareholder ratification, even though it is not required by our governing documents or Delaware law. If the selection of Deloitte & Touche as our independent auditing firm is not ratified by our stockholders, our Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification and the advisability of selecting new auditors prior to completion of the 2010 audit. Our Audit Committee is solely responsible for selecting, engaging and terminating our independent auditing firm, and may do so at any time at its discretion. It is anticipated that a representative of Deloitte & Touche will be present at the annual meeting with the opportunity to make a statement and to answer appropriate questions.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF DELOITTE
& TOUCHE LLP AS OUR INDEPENDENT AUDITORS.
EXECUTIVE OFFICERS
Our executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Brief biographies of Messrs. Kurnick and Penske are set forth above. Brief biographies of our other named executive officers are provided below:
Robert T. O’Shaughnessy, 44, has served as our Executive Vice President and Chief Financial Officer since January 3, 2007. From July 2005 until January 2007, he served as Senior Vice President — Finance. From August 1999 until July 2005, he served as our Vice President and Controller. Mr. O’Shaughnessy joined our Company in 1997. Prior to joining our Company, Mr. O’Shaughnessy was a Senior Manager for Ernst & Young LLP, an accounting and financial advisory services firm, which he joined in 1987.
Calvin Sharp, 58, has served as our Executive Vice President — Human Resources since July 1, 2007. Mr. Sharp served as Senior Vice President — Human Resources for our Eastern Region from October 2003 to July 2007. From 1988 to 2003, Mr. Sharp served in numerous positions with Detroit Diesel Corporation culminating in his appointment as Senior Vice President — Administration. From 1974 to 1988, Mr. Sharp held various positions in Human Resources Management with General Motors.
Shane M. Spradlin, 40, has served as our Executive Vice President since February 2010, our General Counsel since December 2007, and our Corporate Secretary since March 2004. Mr. Spradlin joined our Company in March 2003. From 1999 to 2003, he served as Corporate Counsel to Nextel Communications in Reston, Virginia. From 1995 through 1999, Mr. Spradlin was an associate with the New York and Washington, D.C. offices of Latham & Watkins, specializing in corporate finance and mergers and acquisitions.

COMPENSATION COMMITTEE REPORT
The Compensation and Management Development Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth below with management. Based on this review and these discussions with management, the committee has recommended to our Board of Directors that the Compensation Disclosure and Analysis be included in this proxy statement.

The Compensation & Management Development Committee of the Board of Directors

H. Brian Thompson (Chairman)
William J. Lovejoy
Lucio A. Noto
COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
I. General Information
Our Compensation Committee. The Compensation and Management Development Committee of our Board of Directors is comprised of three independent directors, as determined by our Board of Directors pursuant to the listing requirements of the New York Stock Exchange and our corporate governance guidelines. See “Our Corporate Governance — Director Independence” for a discussion of these independence requirements. Our committee’s primary responsibilities are to:
•	Determine all elements of our executive officers’ compensation;

•	Review and recommend compensation for other members of senior management;

•	Review and recommend our compensation and benefit policies for our employees generally;

•	Administer our equity incentive plans;

•	Make recommendations to the Board of Directors with respect to director compensation; and

•	Review our management progression and succession plans.
These responsibilities are set out in the committee’s charter which you can find on our website at www.penskeautomotive.com. The compensation committee retains the authority to delegate its duties to a subcommittee, though it did not do so in 2009. The committee met six times during 2009, and each meeting is typically concluded with an executive session including only the committee members.
Outside Advisors and Consultants. Our compensation committee has the authority to hire outside consultants and advisors at their discretion, and it has full access to any of our employees. While it may do so in the future, neither the committee nor company management has retained outside consultants to assist them in determining or recommending the amount or form of executive or director compensation.
Role of Executive Officers. The committee relies on our senior management to assist in fulfilling many of its duties, in particular our Executive Vice President — Human Resources and Chief Executive Officer, each of whom attend part of most committee meetings. These executives make recommendations concerning our compensation policies generally, certain specific elements of compensation for senior management (such as equity awards and bonuses), and report to the committee as to company personnel and developments. Our Chief Executive Officer also makes specific compensation recommendations concerning our other executive officers and certain other employees. Our Chief Executive Officer does not participate in determining his own compensation.

II. Compensation Philosophy
Our compensation program is designed to motivate and reward our executive officers and other key employees to enhance long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. We believe our executive compensation should be aligned with increasing the value of our common stock and promoting our key strategies, values and long term financial and operational objectives.
Several times during each year, our management compensation program is reviewed in whole or in part with respect to various factors, including: competitive benchmarking; the tax and accounting treatment of certain elements of employee compensation; and recent trends regarding executive compensation. We evaluate the effectiveness of our program generally based on our ability to motivate our executives to deliver superior company wide performance and to retain them on a cost-effective basis.
The majority of our executive and employee compensation is payable in cash in the short-term, and is comprised principally of salary and cash bonuses. We use cash compensation as the majority of our compensation because we believe it provides the most flexibility for our employees and is less dilutive to existing stockholders than equity compensation. The committee also recognizes that stock prices may also reflect factors other than long-term performance, such as general economic conditions and varying attitudes among investors toward the stock market in general and toward retail companies specifically. However, we also provide long-term compensation in the form of restricted stock awards for certain employees. Our restricted stock program awards typically vest over four years, with 70% of any award vesting in the third and fourth years. We believe this long term compensation helps to align management’s goals with those of our other stockholders and provides a long-term retention inducement for our key employees, as discussed below under the heading “Restricted Stock.”
We do not have any required stock ownership guidelines for our employees. We monitor the stock ownership of our key executives and believe the weighted vesting of our restricted stock awards will contribute to our executive officers holding a significant equity position in our company.
Addressing Risk. Our compensation committee recognizes that any incentive based compensation arrangement induces an inherent element of risk taking by senior management. We incent management through annual discretionary bonuses, restricted stock grants and, in some cases, performance based bonuses. The committee assesses the risk related to our compensation policies for the named executive officers and for the employees generally, and has determined that our compensation arrangements do not lend themselves to unnecessary or excessive risk taking. The committee believes that the inherent risk is mitigated by the following factors:
•	our commitment to full compliance with our code of conduct

•	our executive compensation recovery policy noted below

•	our committee’s negative discretion to reduce any performance based award

•	approximately 70% of the equity compensation we issue vests in the third and fourth years

•	rigorous internal and external auditing of our dealership and consolidated results

•	thorough investigation of all fraud and financial-related complaints, including those received on our anonymous hotline
Executive Compensation Recovery Policy. We have a policy regarding the recovery of unfairly earned compensation. Under the policy, if our Board determines that a member of management earned performance based compensation or incentive compensation within the last three years due to fraud, negligence or intentional misconduct, and such conduct was a significant contributing factor to our restating our financial statements or the reporting of material inaccuracies relating to financial reporting or other performance metrics used in those awards, our Board has the discretion to cause that employee to repay and forfeit all compensation that was expressly conditioned upon the achievement of the misreported financial results.
Equity Award Approval Policy. We have an equity award approval policy which generally requires that all equity awards are approved by the committee, that the committee shall endeavor to approve all such awards at a committee meeting, and that the grant date of all such awards shall be the date of the approval by the committee. As part of that policy, the committee delegated to our Chief Executive Officer the authority to grant awards of up to an aggregate of 50,000 shares of our common stock (or stock equivalents) for new hires or spot awards, provided that the awards are reported to the committee at its next meeting. Our compensation committee believes that this delegation of authority allows us to meet our ongoing business needs in a practical manner. Our chief executive officer approved awards for 4,000 shares of restricted common stock under that authority in 2008 and 1,800 shares in 2009, leaving remaining authority for 44,200 shares.

Determination of Amounts. The committee reviews and determines all aspects of compensation for our executive officers. In making decisions regarding non-CEO compensation, the committee receives input from our Chief Executive Officer. Except with respect to our management incentive plan awards, which depend on achieving specific quantitative performance objectives noted below, our compensation committee does not use formulas in determining the amount and mix of compensation. The committee believes that solely using annual quantitative performance measurements does not create the appropriate balance of incentives to build long-term value. Thus, the committee evaluates a broad range of qualitative factors, including reliability, a track record of integrity, good judgment, foresight and the ability to lead others.
The committee reviews salary adjustments with a view toward maintaining external compensation competitiveness. External competitiveness with respect to each element of our compensation was benchmarked in 2009 against a group of publicly traded automotive retailers (Asbury Automotive Group, AutoNation, CarMax, Group1 Automotive, Lithia Motors and Sonic Automotive) as well as a sampling of other retail companies (Limited Brands and OfficeMax). The non-automotive retail companies are the same as those selected by Risk Metrics for its evaluation of our chief executive officer’s compensation relative to company performance. While we benchmark our compensation, we do not target a specific quartile of pay for our executive officers as compared to our peers as we believe each of our executive officer’s circumstances and challenges is unique to the individual and we base our compensation accordingly.
Management Incentive Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1 million per year ceiling on the tax-deductibility of remuneration paid to any one of the named executive officers of a public company (except for the chief financial officer), unless the remuneration is treated as performance-based or is otherwise exempt from the provisions of Section 162(m). We have designed our Management Incentive Plan to provide for the payment of performance-based compensation that is qualified within the meaning of Section 162(m) of the Internal Revenue Code, as more fully discussed above under Proposal 2.
We expect to continue to issue awards under the Management Incentive Plan for our Chief Executive Officer and certain other officers in order to provide motivation to advance specific annual objectives of the Company, while also maximizing the tax deductibility of our compensation expense. For any awards under the Management Incentive Plan, the compensation committee reserves discretion to reduce (but not increase) the payout under the award. While the committee intends to maximize the tax-efficiency of its compensation programs generally, it retains flexibility in the manner in which it awards compensation to act in our best interests, including awarding compensation that may not be tax deductible.
III. Our Compensation Program
Our compensation program primarily consists of four elements:
•	base salary;

•	annual discretionary cash bonus payments;

•	restricted stock awards; and

•	employee health care and other benefits, such as the use of a company vehicle.
Base Salary. We pay base salary to set a baseline level of compensation for all senior management. The salary levels for our executive officers are determined by scope of job responsibility, experience, individual performance, historical salary levels and the benchmarking information discussed earlier under “Determination of Amounts.” The committee approves salary levels for executive officers and certain key employees in order to maintain external compensation competitiveness using the benchmarks noted above, and to reflect the performance of those employees in the prior year and to reflect any change in the employee’s level of responsibility within the organization. The evaluation of the individual’s performance is based upon the committee’s subjective perception of that performance, based in large part on input from our Chief Executive Officer and the factors noted above under “Determination of Amounts.”
The committee also considers our Company-wide performance as well as general economic factors. The items of corporate performance that are considered for our named executive officers are the same as those with respect to the management incentive plan award detailed below under “Chief Executive Officer Compensation.” Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the general performance of the automotive retail industry.

Annual Bonus Payments. Our senior management is eligible to receive annual discretionary cash bonus payments. In the past several years, our Chief Executive Officer and President have not received any discretionary bonus payments, receiving only the amounts resulting from their performance based awards described below under “Chief Executive Officer Compensation” and “President Compensation.” We pay annual bonuses to provide an incentive for future performance and as a reward for performance during the prior year. These discretionary bonus payments are determined in varying degrees based on three criteria:
•	Company-wide performance in the prior year;

•	Evaluation of an individual’s performance in the prior year; and

•	Evaluation of the annual performance of an individual’s business unit in the prior year.
The items of Company-wide performance that are considered for our named executive officers are the same as those with respect to the management incentive plan award detailed below under “Chief Executive Officer Compensation.” Our compensation committee uses these factors in a subjective evaluation to gauge Company performance, keeping in mind the impact of the overall performance of the automotive retail industry. The evaluation of the individual’s performance and the performance of the individual’s business unit is based on the committee’s perception of that performance, based in part on input from our Chief Executive Officer, and the factors noted above under “Determination of Amounts.”
Restricted Stock Awards. The committee believes that the interests of senior management should be closely aligned with those of our stockholders. Therefore, each member of senior management is eligible to receive an incentive equity award because we believe equity grants effectively align management’s goals with those of our other stockholders.
The Committee issues incentive compensation to our senior management team in the form of restricted stock under our 2002 Equity Compensation Plan. Restricted stock grants for management typically vest over four years at a rate of 15%, 15%, 20% and 50% per annum, respectively, and are subject to forfeiture in the event the employee departs from the Company before vesting. We believe vesting the majority of the awards in the third and fourth years provides a longer-term incentive and more closely aligns the incentives for management with the interests of our long-term stockholders. We employ this form of compensation in part because many of our initiatives may take several years to yield benefits, such as building premium facilities. We also believe that weighted vesting of these awards provides an additional incentive to retain our valuable employees due to the unvested value that may be created over time. Our restricted stock awards mirror our other outstanding stock, including the right to vote with our other stockholders and receive dividends.
Restricted stock grants for our named executive officers are generally discretionary (other than those awarded to our Chief Executive Officer, President and others under our management incentive plan discussed above), and are based upon the awards granted in the prior year adjusted to reflect changes in the responsibilities of the named executive officers, the individual’s performance and Company-wide performance measures detailed below under “Chief Executive Officer Compensation,” keeping in mind the overall performance of the automotive retail industry. The amounts are also established considering the retention component of the award, as the awards are the sole aspect of long-term compensation for our named executive officers. In 2009, the committee approved the granting of approximately 125,600 shares of restricted stock to employees (representing about 0.1% of our current outstanding equity).
Other Compensation. We may provide our employees with selected other benefits or perquisites in order to attract and retain highly skilled employees. Certain of our employees are entitled to benefits such as company contributions toward health and welfare benefits and company-sponsored life insurance. Our corporate employees are also entitled to a company-sponsored lunch. With respect to health and welfare benefits, the committee believes that our employees should receive a meaningful benefit package commensurate with those of other automotive retailers, recognizing the increasing cost of those benefits in recent years. We have historically provided our U.S. employees with company matching under our 401(k) plan, however, as part of cost curtailment initiatives implemented in light of deteriorating industry conditions, we suspended the 2009 matching under our 401(k) plan. We have reinstated such matching contributions for 2010.

Our named executive officers and certain other members of senior management are provided the use of a company vehicle, company-sponsored automobile insurance, and a tax gross-up relating to these amounts. We typically contribute a monthly allowance toward a lease payment for a company vehicle selected by the employee. In some circumstances, we purchase a vehicle if we believe this will be more cost effective over the life of the vehicle’s use. We have valued the use of company vehicles in the following disclosure tables based on the value of our lease payments or, in situations where the employee has used a company owned vehicle, on Internal Revenue Service (“IRS”) guidelines. We also have historically paid for maintenance and repairs on the vehicles, which costs are included in those tables. Similar to any company providing its products to employees, we provide these vehicles as an inducement and retention benefit.
From time to time, we may adopt other benefits for our senior management, such as payment for a country club membership or tax gross-ups for certain items. We review these benefits on a case-by-case basis and believe, if limited in scope, such benefits can provide an incentive to long term performance and help retain our valuable employees. We have valued these other types of perquisites in the following disclosure tables based on our cost.
Other Forms of Compensation. The committee has also reviewed various other forms of executive compensation for our management, such as long-term incentive compensation (other than time-vesting restricted stock), stock options and supplemental retirement plans. Currently, the committee is of the view that salary, bonus and restricted stock awards should provide the principal components of management compensation and that these forms of compensation best align management’s goals with those of our stockholders. Therefore, the committee has determined not to issue or grant stock options, allow for deferred compensation in the form of a deferral of salary or bonus, or any retirement benefit (other than under our defined contribution plans that are available to all qualified employees from time to time). The committee considers the advisability of these additional types of compensation periodically and retains the flexibility to implement other forms of compensation in the future.
No Employment Agreements, Change of Control and Pre-arranged Severance Compensation. None of our current executive officers have been provided an employment agreement, nor are they entitled to any pre-arranged severance compensation or compensation upon a change of control. We believe our mix of short-term and long-term compensation provides a retention incentive that makes an employment contract unnecessary, while providing us flexibility with respect to managing the departure of an executive officer. Our lack of pre-arranged severance compensation is consistent with our performance based compensation philosophy, and provides us the flexibility to enter into post-employment arrangements based on the circumstances existing upon departure. We have historically entered into varying types of severance arrangements with departing members of our senior management, which have included vesting of restricted stock and consulting agreements, as we believe it may be important to have continuing access to these individual’s knowledge base and guidance. In the event we employ consulting agreements, we have typically obtained a non-compete agreement with these individuals.
With respect to a change in control, none of our current executive officers have been guaranteed any change of control payments. However, our outstanding equity awards provide that in the event of a change of control, the compensation committee has the discretion to accelerate, vest or rollover any outstanding equity awards.
IV. 2009 Compensation
Chief Executive Officer Compensation. Our compensation committee established fiscal 2009 performance targets for a performance based award for Mr. Penske in February 2009 under our management incentive plan discussed above. The maximum potential amount Mr. Penske could have earned pursuant to this award was $3.0 million in the form of restricted stock to be granted in 2010, although the committee reserved discretion to reduce (but not increase) the payout under this award. Mr. Penske achieved 95% of the performance metrics noted below, which entitled him to $2,850,000 in the form of restricted stock.

The specific 2009 performance objectives and related performance were as follows:

Objective	Result	% of Award	Achievement

• EBITDA (earnings before interest, taxes, depreciation and amortization) of $220 million (50% attainment) and $240 million (100% attainment) (1)	$246 million	20%	20%
• maintenance of credit availability of $150 million, excluding funds used for repurchases of outstanding debt or common stock	$358 million	20%	20%
• maintenance of compliance with the covenants in our credit facilities	Compliant	20%	20%
• customer satisfaction scores exceed manufacturer objectives at 80% of our franchises	Exceeds	10%	10%
• no material weaknesses in our internal controls	None	10%	10%
• new car inventory less than 60 days supply	52 days	5%	5%
• used car inventory less than 40 days supply	41 days	5%	0%
• common stock price performance to exceed the S&P 500 Index during 2009	98% v. 24% S&P	10%	10%

Total		100%	95%

(1)
This performance target excluded any items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence, or related to discontinued operations or a change in accounting principles or other regulations, provided that such items were specifically identified, quantified and disclosed in any public earnings release with respect to the period.

In February 2010, the committee established a similar award for Mr. Penske with respect to 2010, with a maximum potential payout of $3.0 million in the form of restricted stock to be granted in 2011. The performance objectives for 2010 are as follows:

Objective	% of Award
• EBITDA (earnings before interest, taxes, depreciation and amortization) of $280 million (100% attainment). EBITDA achieved between $250 million and $280 million will yield pro rata achievement (1)	20%
• maintenance of credit availability of $150 million, excluding funds used for repurchases of outstanding debt or common stock	20%
• maintenance of compliance with the covenants in our credit facilities	20%
• customer satisfaction scores exceed manufacturer objectives at 85% of our franchises	10%
• no material weaknesses in our internal controls	10%
• new car inventory less than 60 days supply at 12/31/10	5%
• used car inventory less than 45 days supply at 12/31/10	5%
• common stock price performance to exceed the S&P 500 Index during 2010	10%

Total	100%

(1)
This performance target shall exclude income or loss from discontinued operations, extraordinary items, changes in accounting principles, or any items of gain or loss relating to strategic or financial restructurings, the divestiture of assets or a business and, in each case, only if excluded from the definition of consolidated net income under the Company’s U.S. Credit Agreement.

President Compensation. Our compensation committee established fiscal 2009 performance targets for a performance based award for Mr. Kurnick in February 2009 under our management incentive plan discussed above. The maximum potential amount Mr. Kurnick could have earned pursuant to this award was $300,000 in the form of restricted stock to be granted in 2010, although the committee reserved discretion to reduce (but not increase) the payout under this award. Mr. Kurnick achieved 95% of the performance metrics relating to the award which are the same as those noted above with respect to Mr. Penske’s award. This performance entitled Mr. Kurnick to $285,000 in the form of restricted stock.
In February 2010, the committee established a similar award for Mr. Kurnick with respect to 2010, with a maximum potential payout of $500,000 in the form of restricted stock to be granted in 2011. The performance objectives and component percentages are the same as those set forth above with respect to the 2010 award for Mr. Penske.
Mr. Kurnick is also the President of Penske Corporation (our controlling shareholder) and he receives a substantial amount of compensation from Penske Corporation. While Mr. Kurnick devotes a substantial amount of time and effort to our company, his total compensation paid by us reflects that he devotes time to Penske Corporation. Our committee does not track the exact percentage of time spent on Penske Automotive matters, recognizing that the amount varies from year to year, but it is generally expected to represent approximately 75% of his time. In determining Mr. Kurnick’s pay, our compensation committee considers the impact of the time Mr. Kurnick spends on Penske Automotive matters, including the benefits of his leadership capabilities.
Other Executive Officer Compensation. Each of our other executive officers received the stock awards and bonuses set forth in the tables below. In February 2010, Messrs. O’Shaughnessy, Sharp and Spradlin received 5,000, 3,000 and 4,500 restricted shares, respectively, vesting over four years at a rate of 15%, 15%, 20% and 50%. For 2009, we were reimbursed approximately ten percent of Mr. Spradlin’s base salary and benefits by Penske Corporation to reflect his efforts on behalf of Penske Corporation. The full amount of Mr. Spradlin’s compensation is shown in the table below.

EXECUTIVE AND DIRECTOR COMPENSATION
The following table contains information concerning 2009 annual and long-term compensation for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers during 2009, collectively referred to as the “named executive officers.” For a discussion of our methodology in valuing the items set forth under “All Other Compensation,” see “CD&A — Other Compensation.”
2009 Summary Compensation Table

						All Other
		Salary	Bonus	Stock Awards		Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)		($)		($)
Roger S. Penske	2009	$1,000,000	—	$2,850,000	(2)	$25,000	(3)	$3,875,000
Chief Executive Officer	2008	$1,000,000	—	—	(4)	$26,383		$1,026,383
	2007	$750,000	—	$1,680,005		$25,000		$2,455,005

Robert H. Kurnick, Jr.	2009	$600,000	—	$285,000	(5)	$46,278	(6)	$931,278
President	2008	$600,000	—	$207,020	(4)	$23,463		$830,483
	2007	$375,000	—	$215,500		$20,596		$611,096

Robert T. O’Shaughnessy	2009	$590,000	$184,000	$51,999		$59,254	(7)	$885,253
Executive Vice President &	2008	$577,404	$168,000	$207,020		$50,435		$1,002,859
Chief Financial Officer	2007	$565,000	$235,000	$215,500		$42,376		$1,057,876

Calvin C. Sharp	2009	$350,000	$95,000	$60,540		$43,346	(8)	$548,886
Executive Vice President —	2008	$350,000	$90,000	$47,050		$46,551		$533,601
Human Resources	2007	$320,000	$135,000	$43,100		$18,670		$516,770

Shane M. Spradlin	2009	$250,000	$85,000	$118,082		$15,815	(9)	$468,897
Executive Vice President,	2008	$250,000	$69,000	$84,690		$20,104		$423,794
General Counsel & Secretary

(1)	These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with restricted stock awards granted under our 2002 Equity Compensation Plan.

(2)
In February 2009, Mr. Penske received an equity incentive plan-based award in the form of an award payable upon achievement of 2009 performance targets. The maximum total award for this grant was $3.0 million, payable in restricted stock. Mr. Penske achieved 95% of the performance metrics relating to this award, which entitled him to $2,850,000 in the form of restricted stock. See the narrative discussion following this table for further discussion of this award.

(3)	Reflects $25,000 in matching charitable donations pursuant to our director charitable matching program (see below “Director Compensation — Charitable Donation Matching Program”).

(4)
In 2008, Messrs. Penske and Kurnick elected to forgo the amounts payable under their plan based awards in recognition of our cost savings initiatives. The amounts foregone were $840,000 for Mr. Penske and $102,000 for Mr. Kurnick.

(5)
In February 2009, Mr. Kurnick received an equity incentive plan-based award in the form of an award payable upon achievement of 2009 performance targets. The maximum total award for this grant was $300,000, payable in restricted stock. Mr. Kurnick achieved 95% of the performance metrics noted above relating to this award, which entitled him to $285,000 in the form of restricted stock. See the narrative discussion following this table for further discussion of this award.

(6)
Represents $20,000 in matching charitable donations pursuant to our director charitable matching program (see below “Director Compensation — Charitable Donation Matching Program”), the use of Company vehicles and related automobile insurance and a tax allowance of $4,352.

(7)
Represents $27,564 for the use of company vehicles and related automobile insurance, a tax allowance of $22,199 and the remainder for payments for a country club membership (though this membership is used for personal and business purposes), company-sponsored life insurance and company-sponsored lunch program.

(8)
Represents $25,969 relating to the use of Company vehicles and related automobile insurance, a tax allowance of $12,332 and the remainder for company-sponsored life insurance and company-sponsored lunch program.

(9)
Represents a tax allowance of $5,657 and the remainder for the use of Company vehicles and related automobile insurance, company-sponsored life insurance, company-sponsored lunch program and personal use of sporting event tickets.

Grants of Plan-Based Awards in 2009

		Estimated Future Payouts
		Under Equity Incentive			All other Awards:	Grant Date Fair
		Plan Awards			Number of Shares	Value of Stock
Name and Principal Position	Grant Date	Threshold ($)	Maximum ($)		of Stock	Awards ($)
Roger S. Penske	2/17/2009	—	3,000,000	(1)
Chief Executive Officer
Robert H. Kurnick, Jr.	2/17/2009	—	300,000	(2)
President
Robert T. O’Shaughnessy	2/17/2009				8,710	51,999
Executive Vice President & Chief Financial Officer
Calvin C. Sharp	2/17/2009				2,010	12,000
Executive Vice President — Human Resources	10/28/2009				3,000	48,540
Shane M. Spradlin	2/17/2009				3,518	21,002
Executive Vice President, General Counsel & Secretary	10/28/2009				6,000	97,080

(1)
See the following narrative discussion for an explanation of this award. This entry reflects the total potential award for 2009 of which $2,850,000 was received in 2010 in the form of restricted stock.

(2)	See the following narrative discussion for an explanation of this award. This entry reflects the total potential award for 2009 of which $285,000 was received in 2010 in the form of restricted stock.
Narrative Discussion of Summary Compensation Table and Plan Based Awards
The amounts set forth in the two preceding tables reflect payments and awards to our named executive officers based on the principles and descriptions discussed under “Compensation Discussion and Analysis.”
Mr. Penske’s Performance Based Award. Our compensation committee established fiscal 2009 performance targets for a performance based award for Mr. Penske in February 2009 under our management incentive plan discussed above, which was payable in 2010. A maximum potential payout of $3.0 million in the form of shares of restricted stock was available under the award. Mr. Penske achieved 95% of the performance metrics noted above relating to this award, which entitled him to $2,850,000 in the form of restricted stock, as more fully discussed above in “CD&A — Chief Executive Officer Compensation.”
Mr. Kurnick’s Performance Based Award. Our compensation committee established fiscal 2009 performance targets for a performance based award for Mr. Kurnick in February 2009 under our management incentive plan discussed above, which was payable in 2010. A maximum potential payout of $300,000 in the form of shares of restricted stock was available under the award. Mr. Kurnick achieved 95% of the performance metrics noted above relating to this award, which entitled him to $285,000 in the form of restricted stock, as more fully discussed above in “CD&A — President Compensation.”
Other Restricted Stock Awards. The other equity awards issued in February 2009 noted in the table were granted to Messrs. O’Shaughnessy, Sharp and Spradlin as part of an annual grant of restricted stock pursuant to the terms of the 2002 Equity Compensation Plan. The awards issued in October 2009 to Messrs. Sharp and Spradlin were special awards issued in recognition of exemplary service in connection with an acquisition project. All of these awards vest annually on June 1 over four years at a rate of 15%, 15%, 20% and 50% and were issued based on principles described in the “CD&A — Restricted Stock.”

Outstanding Equity Awards at 2009 Year-End

	Option Awards				Stock Awards
	Number of Securities				Number of
	Underlying		Option	Option	Shares of Stock		Market Value of
	Unexercised Options		Exercise	Expiration	That Have Not		Shares of Stock That
Name	Exercisable (#)		Price	Date	Vested (#)		Have Not Vested (1)
Roger S. Penske					339,717	(2)	$5,156,904
Chief Executive Officer
Robert H. Kurnick, Jr.					39,905	(3)	$605,758
President
Robert T. O’Shaughnessy	5,000	(4)	$10.48	2/22/12	28,060	(5)	$425,951
Executive Vice President & Chief Financial Officer
Calvin C. Sharp					9,535	(6)	$144,741
Executive Vice President — Human Resources
Shane M. Spradlin	7,000	(7)	$5.55	3/18/13	17,118	(8)	$259,851
Executive Vice President, General Counsel & Secretary

(1)	Market value is based upon the closing price of our common stock on December 31, 2009 ($15.18).

(2)	These restricted shares vest as follows:

June 1, 2010 — 52,240	June 1, 2012 — 72,466	June 1, 2014 — 92,774
June 1, 2011 — 85,128	June 1, 2013 — 37,109

(3)	These restricted shares vest as follows:

June 1, 2010 — 8,650	June 1, 2012 — 8,283	June 1, 2014 — 9,278
June 1, 2011 — 9,983	June 1, 2013 — 3,711

(4)	This award was granted on February 22, 2002 under our Amended and Restated Stock Option Plan, vested in three equal annual installments and is now fully vested.

(5)	These restricted shares vest as follows:

June 1, 2010 — 7,957	June 1, 2012 — 7,242
June 1, 2011 — 8,506	June 1, 2013 — 4,355

(6)	The restricted shares vest as follows:

June 1, 2010 — 2,527	June 1, 2012 — 2,252
June 1, 2011 — 2,251	June 1, 2013 — 2,505

(7)	This award was granted on March 18, 2003 under our Amended and Restated Stock Option Plan, vested in three equal annual installments and is now fully vested.

(8)	The restricted shares vest as follows:

June 1, 2010 — 4,253	June 1, 2012 — 4,154
June 1, 2011 — 3,952	June 1, 2013 — 4,759
Option Exercises and Stock Vested

	Stock Awards
	Number of Shares
	Acquired on	Value Realized
Name	Vesting (#)	on Vesting(1)
Roger S. Penske	53,115	$770,168
Chief Executive Officer
Robert H. Kurnick, Jr.	10,150	$147,175
President
Robert T. O’Shaughnessy	16,850	$244,325
Executive Vice President & Chief Financial Officer
Calvin C. Sharp	2,075	$30,088
Executive Vice President — Human Resources
Shane M. Spradlin	3,013	$43,689
Executive Vice President, General Counsel & Secretary

(1)	The value is based upon the closing price of our common stock on the vesting date.
Pension Benefits and Nonqualified Deferred Compensation
Our executive officers are not eligible to participate in any defined benefit or nonqualified deferred compensation plans.

Termination or Change in Control Payments
None of our named executive officers is employed under an employment agreement, has any contractual severance or termination payments, or the rights to any contractual payments which are triggered by a change in control of the company.
Director Compensation
The Board of Directors believes that its members should receive a mix of cash and equity compensation, with the option to receive all compensation in the form of equity. The Board of Directors approves changes to director compensation only upon the recommendation of the compensation committee, which is composed solely of independent directors. Only directors who are not our paid employees are eligible for director compensation, unless otherwise noted.
Annual Fee and Stock Award. Each non-employee director receives an annual fee of $40,000, except for audit committee members, who receive $45,000, and committee chairpersons, who receive an additional $5,000. These fees are payable, at the option of each non-employee director, in cash or common stock valued on the date of receipt (generally in the first quarter of the year subsequent to service). Our non-employee directors also receive an annual grant of 4,000 shares of stock payable during the first quarter of the year following service.
Option to Defer Receipt until Termination of Board Service. Under our Non-Employee Director Compensation Plan, the annual fee and equity awards earned by our non-employee directors may be deferred in either the form of cash (for the annual fee) and/or deferred stock. Each deferred stock unit is equal in value to a share of common stock, and ultimately will be paid in cash after a director retires. These stock units do not have voting rights, but do receive dividends in the form of additional stock units which are credited to the director’s account on the date dividends are paid. All fees deferred in cash are held in our general funds and interest on such deferred fees is credited to the director’s account at the then current U.S. 90-day Treasury bill rate on a quarterly basis.
Charitable Donation Matching Program. All directors are also eligible to participate in a charitable matching gift program. Under this program, we match up to $25,000 per year in contributions by each director to institutions qualified as tax-exempt organizations under 501(c)(3) of the Internal Revenue Code and other institutions approved at the discretion of management. We may decline to match any contribution to an institution with goals that are incompatible with ours, or due to conflicts with our director independence policy. This program is not available for matching of political contributions. While the contributions are directed by our directors, we retain the tax deduction for these contributions.
Other Amounts. As part of our director continuing education program, each director is eligible to be reimbursed by us for the cost and expenses relating to one education seminar per year. These amounts are excluded from the table below. Each non-employee director is also entitled to the use of a company vehicle, as well as the cost of routine maintenance and repairs and company-sponsored automobile insurance relating to that vehicle. All directors are also entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. Because we expect attendance at all meetings, and a substantial portion of the Board of Directors’ work is done outside of formal meetings, we do not pay meeting fees.

Director Compensation Table
Our directors who are also our employees (Messrs. Kurnick, Ishikawa, and Penske) receive no additional compensation for serving as directors, though they are eligible for the charitable matching program noted above.

	Fees Earned or	Stock	All Other
Name	Paid in Cash(1)	Awards(2)	Compensation		Total

John D. Barr	$45,000	$61,440	$25,072	(3)	$131,512
Michael R. Eisenson	$50,000	$61,440	$29,268	(4)	$140,708
William J. Lovejoy	$40,000	$61,440	$45,548	(5)	$146,988
Kimberly J. McWaters	$45,000	$61,440	$19,988	(6)	$126,428
Lucio A. Noto	$40,000	$61,440	$53,146	(7)	$154,586
Richard J. Peters	$40,000	$61,440	$50,353	(8)	$151,793
Ronald G. Steinhart	$45,000	$61,440	$37,532	(9)	$143,972
H. Brian Thompson	$45,000	$61,440	$71,050	(10)	$177,490

(1)
We pay our directors in the year subsequent to service. This column reflects the cash fees earned in 2009, though these fees were paid in 2010. Messrs. Eisenson, Lovejoy and Noto elected to receive equity in lieu of a cash fee for 2009. Mr. Thompson elected to receive 50% of his cash fee in equity in 2009.

(2)
These amounts represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 in connection with stock awards granted under our 2002 Equity Compensation Plan and excludes the amount of equity compensation received in lieu of a cash fee as noted in footnote one.

(3)
Mr. Barr had 12,292.58 deferred stock units outstanding at December 31, 2009. “All Other Compensation” reflects the use of a Company vehicle and related insurance. The grant date fair value of the 4,000 shares of stock granted to Mr. Barr on February 18, 2009 (in respect of 2008 service) was $21,760.

(4)
Mr. Eisenson had 666 shares of unvested restricted stock outstanding at December 31, 2009. “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock and the 5,351 shares of stock granted to Mr. Eisenson on February 18, 2009 (in respect of 2008 service) was $61,759.

(5)
Mr. Lovejoy had 32,037.70 deferred stock units outstanding at December 31, 2009. “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 8,013.38 deferred stock units granted to Mr. Lovejoy on February 18, 2009 (in respect of 2008 service) was $51,760.

(6)
Ms. McWaters had 8,000 deferred stock units and 666 shares of unvested restricted stock outstanding at December 31, 2009. “All Other Compensation” reflects the use of a Company vehicle and related insurance and matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Ms. McWaters on February 18, 2009 (in respect of 2008 service) was $21,760.

(7)
Mr. Noto had 23,107.55 deferred stock units outstanding at December 31, 2009. “All Other Compensation” reflects $30,646 for the use of a Company vehicle and related insurance and matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Mr. Noto on February 18, 2009 (in respect of 2008 service) was $21,760.

(8)
Mr. Peters had 666 shares of unvested restricted stock outstanding at December 31, 2009. “All Other Compensation” reflects $25,353 for the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Mr. Peters on February 18, 2009 (in respect of 2008 service) was $21,760.

(9)
Mr. Steinhart had 666 shares of unvested restricted stock outstanding at December 31, 2009. “All Other Compensation” reflects the use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock granted to Mr. Steinhart on February 18, 2009 (in respect of 2008 service) was $21,760.

(10)
Mr. Thompson had 666 shares of unvested restricted stock outstanding at December 31, 2009. “All Other Compensation” reflects $46,050 for use of a Company vehicle and related insurance and $25,000 in matching of charitable donations. The grant date fair value of the 4,000 shares of stock and the 2,341 shares of stock granted to Mr. Thompson on February 18, 2009 (in respect of 2008 service) was $39,259.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock as of March 16, 2010 by (1) each person known to us to own more than five percent of our common stock, (2) each of our directors, (3) each of our named executive officers and (4) all of our directors and executive officers as a group.
“Beneficial ownership” is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares including shares of restricted, but unvested stock. The percentage of ownership is based on 92,144,297 shares of our common stock outstanding on March 16, 2010. Unless otherwise indicated in a footnote, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person and none of the shares are pledged as security.

	Economic	Beneficial
Beneficial Owner	Ownership(1)	Ownership(2)	Percent

Penske Corporation(3)	31,061,318	31,061,318	33.7%
2555 Telegraph Road, Bloomfield Hills, MI 48302-0954
Mitsui(4)	15,559,217	15,559,217	16.9%
2-1, Ohtemachi 1-chome, Chiyoda-ku, Tokyo, Japan
Wellington Management Company, LLP (5)	6,345,704	6,345,704	6.9%
75 State Street, Boston MA 02109
Dimension Fund Advisors LP (6)	5,214,486	5,214,486	5.7%
1294 Ocean Avenue, 11th Floor, Santa Monica, CA 90401
John D. Barr	25,293	13,000	*
Michael R. Eisenson	53,197	53,197	*
Hiroshi Ishikawa	12,965	12,965	*
Robert H. Kurnick, Jr.(7)	102,697	102,697	*
William J. Lovejoy	44,037	12,000	*
Kimberly J. McWaters	18,924	10,924	*
Lucio A. Noto	50,785	27,677	*
Robert T. O’Shaughnessy(8)	60,940	60,940	*
Roger S. Penske(9)	31,907,985	31,907,985	34.6%
Richard J. Peters(10)	133,760	133,760	*
Calvin C. Sharp	20,793	20,793	*
Shane M. Spradlin(11)	40,045	40,045
Ronald G. Steinhart	36,500	36,500	*
H. Brian Thompson	51,841	51,841	*
All directors and executive officers as a group (14 persons)(12)	32,432,710	32,357,272	35.1%

*	Less than 1%

(1)	Economic Ownership is defined as “Beneficial Ownership” (see footnote 2), plus the amount of deferred stock units held by certain non-employee directors in connection with their director compensation.

(2)
Pursuant to the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person.

(3)
Penske Corporation is the beneficial owner of 30,426,594 shares of common stock, of which it has shared power to vote and dispose together with a wholly owned subsidiary. Penske Corporation also has shared voting power over 634,724 shares under voting agreements. All of the shares deemed owned by Penske Corporation are pledged under a loan facility. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Penske Corporation, its beneficial ownership would be 46,620,535 shares or 50.6%.

(4)	Represents 3,111,444 shares held by Mitsui & Co., (U.S.A.), Inc. and 12,447,773 shares held by Mitsui & Co., Ltd.

(5)	As reported on Schedule 13G as of December 31, 2010 and filed with the SEC February 12, 2010.

(6)	As reported on Schedule 13G as of December 31, 2009 and filed with the SEC February 8, 2010.

(7)	Mr. Kurnick has shared voting power with respect to 31,292 of these shares under a voting agreement with Penske Corporation.

(8)	Includes 5,000 shares issuable upon the exercise of options.

(9)
Includes the 31,061,318 shares deemed to be beneficially owned by Penske Corporation, as to all of which shares Mr. Penske may be deemed to have shared voting and dispositive power. Mr. Penske is the Chairman and Chief Executive Officer of Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Corporation, except to the extent of his pecuniary interest therein. Penske Corporation also has the right to vote the shares owned by the Mitsui entities (see note 4) under certain circumstances discussed under “Certain Relationships and Related Party Transactions.” If these shares were deemed to be beneficially owned by Mr. Penske, his beneficial ownership would be 47,467,202 shares or 51.5%.

(10)	Mr. Peters has shared voting power with respect to these shares.

(11)	Includes 7,000 shares issuable upon the exercise of options.

(12)	Includes 12,000 shares issuable upon the exercise of options.
RELATED PARTY TRANSACTIONS
Our Board of Directors has adopted a written policy with respect to the approval of related party transactions. Under the policy, related party transactions valued over $5,000 are to be approved by a majority of either the members of our Audit Committee or our disinterested Board members. Our Audit Committee approves all individual related party transactions valued below $1 million, all multiple-payment transactions valued below $5 million (such as a lease), and any transaction substantially similar to a prior year’s transaction (regardless of amount). Our Board, by a vote of the disinterested directors, reviews and approves all other related party transactions. At each regularly scheduled meeting, our Audit Committee reviews any proposed new related party transactions for approval and reviews the status of previously approved transactions. Each of the transactions noted below was approved by our Board of Directors or Audit Committee pursuant to this policy.
Entities affiliated with Roger S. Penske, our Chairman of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, “Mitsui”), Penske Corporation and Penske Automotive Holdings Corp. (collectively the “Penske affiliated companies”).
In connection with a sale of shares of our common stock to Mitsui in March 2004, Mitsui and the Penske affiliated companies agreed to certain “standstill” provisions. Until termination of the stockholders agreement discussed below, with some exceptions, the parties have agreed not to acquire or seek to acquire any of our capital stock or assets, enter into or propose business combinations involving us, participate in a proxy contest with respect to us or initiate or propose any stockholder proposals with respect to us. Notwithstanding the prior sentence, the purchase agreement permits (1) any transaction approved by either a majority of disinterested members of our Board of Directors or a majority of our disinterested stockholders, (2) in the case of Mitsui, the acquisition of securities if, after giving effect to such acquisition, its beneficial ownership in us is less than or equal to 49%, (3) in the case of the Penske affiliated companies, the acquisition of securities if, after giving effect to such acquisition, their aggregate beneficial ownership in us is less than or equal to 65%, and (4) the acquisition of securities resulting from equity grants by the Board of Directors to individuals for compensatory purposes.
We have also agreed to grant Mitsui the right to an observer to our Board of Directors as long as it owns at least 2.5% of our outstanding common stock, and the right to have an appointee designated as a senior vice president of Penske Automotive, as long as it owns at least 10% of our outstanding common stock. Mr. Hiroshi Ishikawa, one of our directors, has been appointed as our Executive Vice President — International Business Development. We also agreed not to take any action that would restrict the ability of a stockholder to propose, nominate or vote for any person as a director of us, subject to specified limitations.
Stockholders Agreement. Simultaneously with this purchase, Mitsui and the Penske affiliated companies entered into a stockholders agreement. Under this stockholders agreement, the Penske affiliated companies agreed to vote their shares for one director who is a representative of Mitsui. In turn, Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske affiliated companies. In addition, the Penske affiliated companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations. This agreement terminates on its tenth anniversary, upon the mutual consent of the parties or when either party no longer owns any of our common stock.

Registration Rights Agreements. We have granted the Penske affiliated companies registration rights pursuant to which the Penske affiliated companies were able to require us on three occasions to register all or part of our common stock held by them, subject to specified limitations. The Penske affiliated companies exercised one of these rights in January 2010, pursuant to which we registered 5,750,000 shares on their behalf. In connection with that offering, we incurred $350,000 of expenses which we agreed to pay pursuant to the registration rights agreement. The Penske affiliated companies are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended.
In connection with the purchase of shares by Mitsui discussed above, we have granted registration rights to Mitsui pursuant to which Mitsui may require us on two occasions to register all or part of its common stock, subject to specified limitations. Mitsui also is entitled to request inclusion of all or any part of its common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act.
Other Related Party Interests. Several of our directors and officers are affiliated with Penske Corporation or related entities. Mr. Penske is a managing member of Transportation Resource Partners, an organization that undertakes investments in transportation-related industries. Richard J. Peters, one of our directors, is a director of Penske Corporation and a managing director of Transportation Resource Partners. Robert H. Kurnick, Jr., our President and a director, is also the President and a director of Penske Corporation. Mr. Ishikawa, one of our directors, serves as our Executive Vice President — International Business Development and in a similar capacity for Penske Corporation. In 2009, we were reimbursed approximately ten percent of the base salary and benefits of Shane Spradlin, our General Counsel, by Penske Corporation to reflect his efforts on behalf of Penske Corporation. These employees or directors may receive salary, bonus or other compensation from Penske Corporation or its affiliates unrelated to their service at Penske Automotive. Our director Lucio A. Noto is an investor in Transportation Resources Partners.
Penske Truck Leasing. We own a 9% limited partnership interest in Penske Truck Leasing Co., L.P. (“PTL”), a leading global transportation services provider. PTL operates and maintains more than 200,000 vehicles and serves customers in North America, South America, Europe and Asia. Product lines include full-service leasing, contract maintenance, commercial and consumer truck rental and logistics services, transportation and distribution center management and supply chain management. The general partner of PTL is Penske Truck Leasing Corporation (the “General Partner”), a subsidiary of Penske Corporation which, together with other wholly owned subsidiaries of Penske Corporation (the “Penske Parties”), owns 41.1% of PTL. The remaining 49.9% of PTL is owned by GE Capital.
In connection with this transaction, we became a party to a previously existing partnership agreement among the other partners which, among other things, provides us with specified partner distribution and governance rights, and restricts our ability to transfer our interests. Specifically, as a limited partner, we are entitled only to a limited number of rights, including the right to act as an observer at all meetings of PTL’s Advisory Committee and a right to pro rata distributions of available profits. Further, we may only transfer our interests with the unanimous consent of the other partners, or if we and the Penske Parties provide the remaining partners with a right of first refusal to acquire our interests at fair market value. We and the Penske Parties have also agreed that (1) in the event of any transfer by the Penske Parties of their partnership interests to a third party, we shall be entitled to “tag-along” by transferring a pro rata amount of our partnership interests on similar terms and conditions, and (2) the Penske Parties are entitled to a right of first refusal in the event of any transfer of our partnership interests. Additionally, the partnership has agreed to indemnify the General Partner for any actions in connection with managing the partnership, except those taken in bad faith or in violation of the partnership agreement. In the event of certain changes to PTL’s capital structure, GE Capital and the General Partner have agreed to provide us with certain “make whole” payments, as further described in the purchase agreement with respect to the transaction, which is filed as an exhibit to our annual report on Form 10-K.
In 2009, we received $20.0 million from PTL in pro rata cash distributions to its partners. We are also party to an agreement expiring in 2047 (assuming exercise of all optional extension periods) pursuant to which PTL subleases a portion of one of our dealership locations in New Jersey for $87,000 per year plus its pro rata share of certain property expenses. Payments are expected to be $3.2 million over the term of the sublease, including all optional extension periods, but not including any potential increases in the rent resulting from changes in the consumer price index. Our Chairman and Chief Executive Officer also serves as chairman of PTL, for which he is compensated by PTL. As a limited partner, we do not influence or control the amount of that compensation.

smart USA. Our subsidiary, smart USA Distributor, LLC, is the exclusive distributor for the smart fortwo vehicle in the U.S. and Puerto Rico. Penske Motor Group, Inc., a California based automotive retailer separate from us but also controlled by Penske Corporation, a subsidiary of UAG Connecticut I, which is affiliated with one of our directors as discussed below, and an affiliate of Roger S. Penske, Jr., the son of our Chairman and Chief Executive Officer, are each smart fortwo vehicle dealers and as such participate in transactions with smart USA on the same terms as those applicable to all other smart dealers. PTL, discussed above, assists smart USA with the provision of roadside assistance and other services to smart fortwo owners. During 2009, smart USA paid PTL $1.2 million for these services, which amount includes $863,000 of pass-through expenses to be paid by PTL to third party vendors.
Other Transactions. From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including payments to third parties by Penske Corporation on our behalf which we then reimburse to them, payments to third parties made by us on behalf of Penske Corporation which they then reimburse to us, shared office expenses, and payments relating to the use of aircraft from Penske Jet, a subsidiary of Penske Corporation. These transactions are reviewed periodically by our Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties. Aggregate payments relating to such transactions amounted to $3.2 million paid by us, excluding the payments to AGR discussed below.
We are a tenant under a number of lease agreements with Automotive Group Realty, LLC (AGR) and its subsidiaries. AGR is a wholly owned subsidiary of Penske Corporation. The aggregate amount paid by us to AGR in 2009 under these leases was $0.4 million. The aggregate amount of all contractual payments from us to AGR under these leases from January 2010 through termination in 2014 is $1.4 million, with an additional $4.3 million due in the event we exercised all of our optional extensions under the leases through 2024, but not including any potential increases in the rent resulting from changes in consumer price index.
In June 2008, an affiliate of Mr. Penske, Jr., the son our Chairman and Chief Executive Officer, purchased two of our subsidiaries operating six franchises in California. As part of the transaction, these two former subsidiaries continue to utilize certain technology for which they reimbursed us our cost of $138,700 in 2009. In connection with these transactions, we also entered into two leases pursuant to which the former subsidiaries are leasing certain fixed assets from us. One of the leases has a term expiring in December 2037 and annual rent of $289,000 per year (or $8.1 million over the remaining period), and the second lease has a term expiring in February 2027 and annual rent of $219,000 per year (or $3.8 million over the remaining period).
We and Penske Corporation have entered into a joint insurance agreement which provides that with respect to any joint insurance policies, available coverage with respect to a loss shall be paid to each party as stipulated in the policies. In the event of losses that exceed the limit of liability for any policy or policy period, the total policy proceeds will be allocated based on the ratio of premiums paid. The only current insurance policy subject to this agreement is our crime policy.
We have entered into a license agreement with an affiliate of Penske Corporation for a license of the “Penske Automotive” name. This agreement provides us with a perpetual license of the name “Penske Automotive” and related trade names so long as Penske Corporation and its affiliates own in excess of 20% of our outstanding stock and we adhere to the other terms of the license agreement.
We have continuing investments in three companies controlled by Transportation Resource Partners, an organization discussed above: a provider of outsourced vehicle management solutions, a mobile vehicle washing company and an auctioneer of powersport vehicles. Our officers, directors and their affiliates periodically purchase, lease or sell vehicles from our dealerships at fair market. Additionally, we hire automotive technicians who have graduated from Universal Technical Institute (“UTI”), a provider of technical education, whose Chief Executive Officer is Kimberly McWaters, one of our directors. We make no payments to UTI relating to the hiring of these graduates and hire them on the same terms as other employers. In 2009, Mr. Ishikawa, one of our board members, received approximately $150,000 in total cash compensation relating to his service as Executive Vice President — International Business Development.
An entity (the “Investor”) controlled by one of our directors, Lucio A. Noto, owns a 12% interest in one of our subsidiaries, UAG Connecticut I, LLC, pursuant to an agreement which entitles the Investor to 20% of the operating profits of UAG Connecticut I. This agreement also provides the Investor with the right to appoint one of three directors, as well as “tag-along rights” in the event we intend to sell our interest in UAG Connecticut I. We have a right of first refusal with respect to any potential sale by the Investor of its interest. From time to time, we provide UAG Connecticut I with working capital and other debt financing. In addition, UAG Connecticut I makes periodic pro rata distributions pursuant to which the Investor was paid approximately $502,000 during 2009. The Investor also paid approximately $158,500 to us in 2009 pursuant to its option to purchase up to a 20% interest in UAG Connecticut I.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes of ownership with the SEC. To our knowledge, based solely on our review of the Section 16(a) forms furnished to us and representations from our executive officers, directors and greater than 10% beneficial owners, all Section 16(a) reports were timely filed in 2009.
Stockholder Nominations and Proposals for 2010. We must receive any proposals submitted pursuant to Rule 14(a)-8 of the proxy rules of the Securities and Exchange Commission (SEC) intended to be presented to stockholders at our 2011 annual meeting of stockholders at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 for inclusion in the proxy statement by November 26, 2010. These proposals must also meet other requirements of the rules of the SEC relating to stockholder proposals. Stockholders who intend to present an item of business at the annual meeting of stockholders in 2011 (other than a proposal submitted for inclusion in our proxy statement) must follow the procedures set forth in our bylaws and provide us notice of the business no later than February 1, 2011.
Proxy Information. We do not anticipate that there will be presented at the annual meeting any business other than as discussed in the above proposals, and the Board of Directors is not aware of any other matters that might properly be presented for action at the meeting. If any other business should properly come before the annual meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.
Proxies in the form enclosed are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by mail, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed an aggregate of $10,000.
It is important that proxies be returned promptly. Therefore, you are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope as soon as possible.
We will provide without charge to each of our stockholders, on the written request of such stockholder, a copy of our Form 10-K for the year ended December 31, 2009 and any of the other documents referenced herein. Copies can be obtained from Penske Automotive Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 (248-648-2500) or (866-715-5289).
Dated: March 16, 2010

Annex A
Penske Automotive Group Management Incentive Plan
1.
PURPOSE. The purpose of the Penske Automotive Group, Inc. Management Incentive Plan is to advance the interests of Penske Automotive Group, Inc., and its stockholders by motivating key personnel of the Company to take actions that will promote the Company’s long-term success and growth.

2.	DEFINITIONS
(a)	“Award” means an award entitling a Participant to receive incentive compensation subject to the terms and conditions of the Plan.

(b)	“Board” means the Company’s Board of Directors.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)
“Committee” means the Compensation and Management Development Committee of the Board or any subcommittee thereof delegated by the Compensation and Management Development Committee to administer the Plan, or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27 (e) (3) of the Regulations.

(e)	“Common Stock” means shares of common stock, par value $.0001 per share, of the Company.

(f)	“Company” means Penske Automotive Group, Inc., a Delaware corporation.

(g)
“Fair Market Value” means the fair market value of a share of Common Stock as determined by the Committee from time to time. Unless determined otherwise by the Committee, the fair market value shall be the closing price of the Common Stock on the New York Stock Exchange on the relevant date or, if no sale occurred on such date, the closing price on the nearest preceding date on which sales occurred.

(h)	“Officer” means a Participant who is an officer of the Company.

(i)	“Participant” means a key employee of the Company or a Subsidiary who is selected by the Committee to participate in the Plan.

(j)
“Performance Objectives” means the performance objectives established pursuant to this Plan for Participants who have received Awards. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, region, product line, department or function in which the Participant is employed or which is managed by the Participant. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be limited to specified levels of or increases or decreases in return on equity, earnings per share, total earnings, earnings growth, earnings from continuing operations, EBITDA, EBITDAR, EBIT, return on capital/equity, return on assets, gross profit, earnings before interest and taxes, sales, sales growth, gross or operating margin, cost reduction goals, fixed cost coverage measurements (including the ratio of service and parts revenues to operating costs), return on investment, increase in the fair market value of the Common Stock, share price (including growth measures and total stockholder return), market capitalization, operating profit, net income, cash flow (including operating cash flow and free cash flow), financial return ratios, total return to shareholders, market share, earnings measures/ratios, balance sheet measurements (including debt to equity ratios, maintenance of specified credit availability levels, compliance with credit covenants, inventory measurements and receivables/payables metrics), human resources measurements (including measurements of employee turnover, workers’ compensation costs and employee satisfaction), internal rate of return, unit sales, same store sales, specified levels of acquisitions/acquired revenue, customer satisfaction and productivity and compliance objectives (including lack of material weakness in internal controls). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Committee may modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided however that in the case of a Qualified Performance-Based Award, such modification is only permitted to the extent prescribed by Section 162(m) of the Code and the Regulations.

(k)	“Performance Period” means a period determined by the Committee which shall be used for purposes of determining whether Awards are earned by Participants.

(l)	“Performance Target” means a target level of performance, based on one or more Performance Objectives, established for a Performance Period in accordance with Section 4.

(m)	“Plan” means the Penske Automotive Group, Inc. Management Incentive Plan, as stated herein, and as amended from time to time.

(n)
“Qualified Performance-Based Award” means an Award or portion of an Award to an Officer that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m). The Committee shall designate any Qualified Performance-Based Award as such at the time of grant.

(o)	“Regulations” means the Treasury Regulations promulgated under the Code, as amended from time to time.

(p)	“Retirement” means termination of employment with the Company or a Subsidiary after completing at least 5 years of continuous employment and attaining age 60.

(q)
“Subsidiary” means a corporation or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a Partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest (representing the right generally to make decisions for such other entity) is, now or hereafter owned or controlled directly or indirectly by the Company.

3.
PARTICIPATION. For each Performance Period, the Committee shall designate those key employees of the Company and its Subsidiaries who shall receive Awards under the Plan. Selection for participation for one Performance Period shall not confer on a Participant the right to participate in the Plan for any other Performance Period.

4.
AWARDS. For each Performance Period, each Participant shall receive an Award entitling the Participant to receive cash incentive compensation or other incentive compensation (including common stock or other awards under the Amended and Restated Penske Automotive Group, Inc. 2002 Equity Plan (or similar plan)) upon the attainment of one or more Performance Targets. The Committee may establish different terms for Awards for different Participants or groups of Participants. The amount of compensation payable under an Award may be stated as a dollar amount or as a percentage of the Participant’s base compensation. The Committee may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid, and it may provide for the payment of differing amounts of compensation for different levels of performance. Notwithstanding any other provision of the plan to the contrary, the Committee retains the absolute discretion to reduce the amount of any incentive compensation that would be otherwise payable to a participant (including a reduction in such amount to zero).

5.	ESTABLISHMENT OF PERFORMANCE TARGETS. Within the first twenty-five percent (25%) of each Performance Period, the Committee shall establish one or more Performance Targets for that Performance Period.

6.
PAYMENT OF AWARDS. Following the end of each Performance Period, the Committee shall determine whether the Performance Targets for such Performance Period have been satisfied and shall certify its determination in approved minutes of the Committee meeting held for such purpose. If the Committee certifies that one or more Performance Targets for a Performance Period have been achieved, all compensation payable in respect of Awards subject to such Performance Target shall be paid to Participants as soon as reasonably practicable thereafter (subject to the limitations set forth in paragraph 3); provided, that such compensation shall be payable in the calendar year that follows the calendar year which includes the last day of the Performance Period and in all events by March 15 of such calendar year and, provided, however, that the Committee may permit the deferral of such compensation under a deferred compensation plan of the Company or a Subsidiary. If a Performance Target for a Performance Period is not achieved, the Committee in its sole discretion may determine that all or a portion of any Award shall be deemed to be earned based on such criteria as the Committee deems appropriate, including without limitation individual performance or the performance of the Subsidiary or business division employing the Participant; provided, however, that the Committee, under procedures intended to comply with Section 162(m) of the Code, shall not have such discretion with respect to any Qualified Performance-Based Award. Any Award that is not considered earned in accordance with this Section shall be forfeited.

7.	PARTIAL PARTICIPATION. Unless the Committee shall determine otherwise, the rules and procedures for partial participation shall be consistent with the following:
(a)
EMPLOYMENT TERMINATION. If a Participant terminates employment with the Company before payment of Awards are made for a Performance Period for reasons other than death, disability or Retirement, any Award granted to the Participant in respect of that Performance Period shall be forfeited and cancelled.

(b)
DEATH, DISABILITY OR RETIREMENT. A Participant whose employment terminates during a Performance Period because of death, disability or Retirement may, under such rules as the Committee may from time to time prescribe, be eligible for consideration for a pro-rata Award based on the period of active employment during the Performance Period, which Award shall be paid at the time specified in Section 5. To the extent any such pro-rata award is determined to be paid at the Committee’s discretion, such award shall be determined by multiplying the actual Award that the Participant would have received had the Participant remained employed to the end of the Performance Period by a fraction the numerator of which is the number of days that the Participant was actively employed during the Performance Period and the denominator of which is the total number of days in the Performance Period.

(c)
LEAVE OF ABSENCE. A Participant who is on a leave of absence other than a personal leave for more than ninety (90) consecutive days during the Performance Period, or who is on a personal leave of absence for more than thirty (30) consecutive days, shall forfeit any portion of an Award attributable to said period of leave pursuant to such rules as the Committee may establish.

8.
MAXIMUM AMOUNT OF QUALIFIED PERFORMANCE-BASED AWARDS. The maximum dollar amount of compensation that may be paid to any Participant in respect of Qualified Performance-Based Awards for a single fiscal year shall be $5,000,000.

9.
ADJUSTMENTS. To the extent that a Performance Target is based on an increase in the Fair Market Value of the Common Stock, in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, spin-off, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities or any other corporate transaction having an effect similar to any of the foregoing, then the Committee may make or provide for such adjustments in such Performance Target as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of Participants.

10.	TAX WITHHOLDING. The Company shall be entitled to withhold from any payment made under the Plan the full amount of any required federal, state or local taxes.

11.
NONTRANSFERABILITY OF BENEFITS. A Participant may not assign or transfer any interest in an Award. Notwithstanding the foregoing, upon the death of a Participant, the Participant’s rights and benefits under the Plan shall pass by will or by the laws of descent and distribution.

12.
ADMINISTRATION AND INTERPRETATION. The Committee shall have complete authority to interpret the Plan, to prescribe rules and requirements relating to it, and to make all determinations necessary or advisable in the administration of the Plan, including, without limitation, the amending or altering of the Plan as may be required to comply with or conform to any federal, state or local laws or regulations.

13.
AMENDMENT AND TERMINATION OF PLAN. The Committee may at any time terminate the Plan and may at any time and from time to time amend or modify the Plan in any respect; provided, however, that no amendment shall be effective without approval of the stockholders of the Company if the amendment would increase the maximum amount of compensation payable to a Participant in any Performance Period pursuant to Qualified Performance-Based Awards as specified in Section 7. Neither the termination of the Plan nor any amendment to the Plan shall reduce benefits accruing under Awards granted prior the date of such termination or amendment.

14.
GOVERNING LAW. The Plan shall be governed and construed in accordance with the laws of the State of Michigan. As a condition to eligibility to receive an Award under the Plan, each Participant irrevocably consents to the exclusive jurisdiction of the courts of the State of Michigan and of any federal court located in the Eastern District of Michigan in connection with any action or proceeding arising out of or relating to this Plan, any document or instrument delivered pursuant to or in connection with this Plan, or any alleged breach of this Plan or any such document or instrument.

15.
EFFECTIVE DATES AND STOCKHOLDER APPROVAL. This Plan shall be effective for periods beginning on and after July 1, 2003, provided that no Qualified Performance-Based Award issued after April 30, 2009 shall be effective if the Plan is not approved by a vote of the stockholders of the Company.

16.
NO RIGHTS TO CONTINUED EMPLOYMENT. Participation in the Plan does not create or constitute an express or implied employment contract between the Company and the Participant nor limit the right of the Company to discharge or otherwise deal with a Participant without regard to the existence of the Plan.

17.
UNFUNDED PLAN. The Plan shall at all times be an unfunded payroll practice and no provision shall at any time be made with respect to segregating assets of the Company for payment of any Award. No Participant or any other person shall have any interest in any particular assets of the Company by reason of the right to receive an Award under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Company.

18.	SECTION 409A. To the extent applicable, this Plan is intended to comply with the provisions of Section 409A of the Code. This Plan shall be administered in a manner consistent with the intent.

PROXY CARD
Proxy — Penske Automotive Group, Inc.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby revokes all prior proxies and appoints Robert H. Kurnick, Jr. and Shane M. Spradlin and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Common Stock, par value $0.0001 per share, of Penske Automotive Group, Inc. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on May 5, 2010 at 8:00 a.m., Eastern Daylight Time, at our corporate headquarters, 2555 Telegraph Road, Bloomfield, Michigan 48302, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof:
THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR APPROVAL OF OUR EXISTING MANAGEMENT INCENTIVE PLAN, FOR RATIFICATION OF OUR AUDITORS AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
A. Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2, 3 and 4.

1. Election of Directors	For Withhold	For Withhold
01 — John D. Barr		07 — Lucio A. Noto
02 — Michael R. Eisenson		08 — Roger S. Penske
03 — Hiroshi Ishikawa		09 — Richard J. Peters
04 — Robert H. Kurnick, Jr.		10 — Ronald G. Steinhart
05 — William J. Lovejoy		11 — H. Brian Thompson
06 — Kimberly J. McWaters

		For	Against	Abstain
2.	For approval of our existing management incentive plan.

3.	For ratification of the selection of Deloitte & Touche LLP as our independent auditing firm for 2010.

4.	To transact such other business as may properly come before the meeting.
B. Non-Voting Items — Change of Address — Please print new address below
Mark box to the right if you plan to attend the Annual Meeting.
C. Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below
Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature:	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box